EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein	John Chartier
	Chief Financial Officer, Ashford	Investor Relations, Ashford	Financial Relations Board, Ashford	Global Communications, Prudential
	(972) 490-9600	(972) 778-9487	(212) 827-3766	(973) 802-9829

ASHFORD TRUST TO ACQUIRE PRUDENTIAL REAL ESTATE
INVESTORS’ INTEREST IN THE HIGHLAND PORTFOLIO

Acquisition Highlights:

•	$1.735 billion total transaction value, expected to close during the first quarter of 2015

•	Acquired by Ashford at a trailing 12-month cap rate of 6.9% and trailing EBITDA multiple of 12.5x

•	Purchase price equates to a forward 12-month cap rate of 7.4% and forward 12-month EBITDA multiple of 11.6x
DALLAS, December 19, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) and Prudential Real Estate Investors announced today they have signed a definitive agreement in which Ashford Trust will acquire the remaining 28.26% ownership interest of the Highland Hospitality portfolio from its joint venture partner, a value-add fund (the “Fund”) managed by PREI. Ashford Trust currently has a 71.74% ownership interest in the joint venture. Ashford Trust’s buyout will be funded with cash and is expected to be completed sometime during the first quarter of 2015, subject to customary closing conditions, and simultaneous with an anticipated refinancing of the Highland portfolio. At the end of the third quarter, Ashford Trust had net working capital of $547 million. Ashford Inc. (NYSE MKT: AINC) will become the advisor on the remaining 28.26% of the Highland portfolio.

The 28-hotel Highland Hospitality portfolio includes 19 full-service hotels and nine select-service hotels with a concentration in major brands such as Hilton, Marriott, Hyatt and Starwood. The expected total transaction value is $1.735 billion ($215,000 per key). The purchase of the Fund’s interest, which will be made by a cash payment of $250.1 million, includes the Fund’s 28.26% equity ownership, its preferred equity position, as well as the Fund’s share of the venture’s net working capital balance. The purchase price represents a trailing 12-month cap rate of 6.9% on net operating income and a trailing 12.5x EBITDA multiple. On a forward 12-month basis, the purchase price represents a cap rate of 7.4% on net operating income and an 11.6x forward EBITDA multiple.
“We are very pleased to acquire the remaining ownership interest of this high quality hotel portfolio whose performance has well exceeded our expectations,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “With the strong hotel fundamentals the industry is experiencing, we expect to benefit from further upside in this portfolio and believe this as a very attractive investment opportunity. I would also like to thank PREI for a productive partnership over the past six years. Throughout the life of this venture, PREI has been a valued partner, contributing extensively to the value creating initiatives implemented over the past few years. Looking ahead, we intend to continue to work to maximize our investment in the portfolio.”
Soultana Reigle, Managing Director at PREI said, “The sale of our fund’s ownership interest in the Highland Hospitality portfolio represents an excellent outcome for our investors. We are extremely pleased with the value that PREI and Ashford Trust have been able to add to the portfolio throughout our joint venture ownership.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Prudential Real Estate Investors is the global real estate investment business of Prudential Financial, Inc. (NYSE: PRU). Investing in real estate on behalf of institutional clients since 1970, PREI® today has more than 650 employees located in 20 cities around the world, and gross assets under management of $59.3 billion ($43.7 billion net) as of June 30, 2014. PREI offers to its global client base a broad range of real estate investment vehicles across the risk-return spectrum and geographies, including core, core plus, value-add, opportunistic, debt, securities, and specialized investment strategies. For more information, visit www.prei.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-